                                                                   EXHIBIT 2.1

             AMENDMENT TO STRATEGIC BUSINESS COMBINATION AGREEMENT

     THIS AMENDMENT TO STRATEGIC BUSINESS COMBINATION AGREEMENT (this "Amendment"), dated as of December 15, 2000, is entered into by and among STEAG
 ---------
Electronic Systems AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany ("STEAG"), and Mattson Technology, Inc.,
                                          -----
a Delaware corporation ("Mattson").
                         -------

                                   RECITALS

     A. Mattson and STEAG have entered into that certain Strategic Business Combination Agreement, dated as of June 27, 2000 (the "Agreement"), pursuant to which Mattson will directly or indirectly acquire 100% of the issued and outstanding capital stock, equity ownership or its equivalent of the STEAG Subsidiaries (as defined in the Agreement).

     B. STEAG and Mattson desire to amend the Agreement as set forth below in order to effect certain changes in the structure and consideration of the transactions contemplated thereby and to implement certain other modifications and clarifications.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, STEAG and Mattson agree as follows:

     1.   Defined terms.  Capitalized terms used but not otherwise defined in
          -------------
this Amendment shall have the respective meanings ascribed to such terms in the Agreement.

     2.   Recitals.  Recitals A, B and C of the Agreement are hereby deleted and
          --------
replaced in their entirety by the following:

          "A. STEAG and Mattson desire to enter into a transaction pursuant to which Mattson will directly or indirectly acquire 100% of the issued and outstanding capital stock, equity ownership or its equivalent (which, for purposes of this Agreement, shall be referred to as "capital stock") (the "Stock Acquisition") of the STEAG subsidiaries listed on Exhibit A to this
      -----------------                                       ---------
     Agreement, STEAG Electronic Systems Semiconductor GmbH, a Gesellschaft mit beschraenkter Haftung recently organized in connection with this Agreement and existing under the laws of the Federal Republic of Germany ("Newco"),
                                                                      -----
     and STEAG Electronic Systems Semiconductor, Inc., a corporation to be organized in connection with this Agreement under the laws of the State of Delaware ("U.S. Newco") (collectively, the subsidiaries listed on Exhibit
                                                                       -------
     A, Newco and U.S. Newco, the "STEAG Subsidiaries").
     -                             ------------------

          B. Prior to the Closing (as defined below), STEAG will contribute, assign or otherwise transfer (i) all of the capital stock it owns directly in of each of those STEAG Subsidiaries incorporated or organized in jurisdictions other than

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     the U.S.A. and Germany to Newco (collectively, all such subsidiaries of
     STEAG that STEAG contributes or transfers to Newco, the "Foreign STEAG
                                                              -------------
     Subsidiaries," and such directly-owned capital stock, the "Foreign
     ------------                                               -------
     Subsidiary Shares"), after which STEAG will own 100% of the  capital stock
     -----------------
     of Newco, and (ii) all of the capital stock it owns directly in each of those STEAG Subsidiaries incorporated in the U.S.A. (the "U.S. STEAG
                                                               ----------
     Subsidiaries," and such capital stock, the "U.S. Subsidiary Shares") to
     ------------                                ----------------------
     U.S. Newco, after which STEAG will own 100% of the capital stock of U.S. Newco.

          C. To effect the Stock Acquisition, at the Closing, STEAG will sell, assign and transfer to Mattson 100% of the issued and outstanding capital stock of U.S. Newco, and will sell, assign and transfer to Mattson (or, at Mattson's election, to a wholly owned subsidiary of Mattson) 100% of the issued and outstanding capital stock of Newco and each of the other STEAG Subsidiaries organized and existing under the laws of the Federal Republic of Germany (the "Direct STEAG Subsidiaries," and such capital stock, the
                      -------------------------
     "Direct Subsidiary Shares"), and in consideration thereof Mattson will
      ------------------------
     issue and deliver to STEAG shares of Mattson's common stock, par value $0.001 per share (the "Mattson Common Stock"), as provided in Article II
                            --------------------
     below (the "Share Issuance"; together, the Stock Acquisition and the Share
                 --------------
     Issuance are referred to herein as the "Strategic Business Combination")."
                                             ------------------------------

     3.   Capitalization of Newco and U.S. Newco.  The caption to Article 1 of
          --------------------------------------
the Agreement is hereby amended by adding at the end thereof the words: "AND U.S. NEWCO".

     4.   Transfer of Foreign Subsidiary Shares to Newco.  Section 1.1 is hereby
          ----------------------------------------------
amended: (x) by adding at the end of the parenthetical in clause (b) thereof the following: "and expenses incidental to its formation and the transfer to it of the Foreign Subsidiary Shares"; and (y) by deleting from clause (c) thereof the ending parenthetical and replacing it with the following: "(the "Newco
                                                                  -----
Shares")".
------

     5.   Transfer of U.S. Subsidiary Shares to U.S. Newco.  A new Section 1.2
          ------------------------------------------------
is hereby added to the Agreement, the text of which shall be as follows:

          "1.2  Transfer of U.S. Subsidiary Shares to U.S. Newco.  Not later
                ------------------------------------------------
     than five (5) days prior to the Closing, (a) STEAG will form U.S. Newco, all of the shares of which shall be owned initially and until the Closing by STEAG, and (b) STEAG will transfer and deliver to U.S. Newco, by means of capital contribution, all of the issued and outstanding shares of capital stock of (i) STEAG RTP Systems, Inc., (ii) STEAG Electronic Systems, Inc., and (iii) STEAG Cutek, Inc. The transactions described in this Section 1.2 will be effected in such manner that (a) U.S. Newco will own all of the outstanding shares of capital stock of the U.S. STEAG Subsidiaries, (b) U.S. Newco will have no other assets or liabilities (other than its initial $100 cash capitalization and expenses incidental to its formation and the transfer to it of the U.S. STEAG Subsidiaries),

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     and (c) STEAG will own 100% of the issued and outstanding capital stock of
     U.S. Newco (the "U.S. Newco Shares" and, together with the Newco Shares and
                      -----------------
     the Direct Subsidiary Shares, the "STEAG Shares")."
                                        ------------

     6.   Purchase and Sale of Stock.  Section 2.1 of the Agreement is hereby
          --------------------------
amended: (x) by adding immediately prior to the period in the first sentence thereof the following clause "; provided, that at the election of Mattson,
                                --------
Mattson may designate an indirect, wholly owned subsidiary of Mattson organized and existing under the laws of the Federal Republic of Germany ("Mattson Germany"), by written notice to STEAG given at least 5 days prior to the Closing (which notice shall state the name and registered seat of Mattson Germany and such other information as shall be necessary to effect the transfers in accordance with German law), to accept the delivery of the Newco Shares and the Direct Subsidiary Shares from STEAG, and following such notice STEAG shall transfer, and deliver the Newco Shares and the Direct Subsidiary Shares to Mattson Germany; provided, further, that such election shall not relieve Mattson
                 --------  -------
of its obligations under the next sentence of this Section 2.1 or under any other provision of this Agreement"; and (y) by deleting part (iii) of clause (a) thereof and replacing it in its entirety by the following clause: "(iii) the Mattson Secured Note referred to in Section 6.13(c) of this Agreement".

     7.   Assumed Obligations of STEAG.  (a)  Section 2.3 of the Agreement is
          ----------------------------
hereby amended by inserting between the first and second sentence thereof the following two new sentences:

  "Without limiting the foregoing, the assumption by Mattson of STEAG's guarantee obligations (a) under currency exchange rate forward contracts (subject to Section 6.13(d) below), (b) under the (Yen) 500,000,000 credit line described in Section 6.21 below, and (c) for deposits made under customer contracts (totaling as of the date hereof, and not to exceed, DM 1,725,000 with respect to STEAG RTP Systems GmbH and DM 3,947,000 with respect to STEAG MicroTech GmbH) will be secured, as of the Closing Date with respect to the forward contracts and the credit line, and as of the date which is 6 months after the Closing Date with respect to the customer contracts, by one or more stand-by letters of credit or bank guarantees from a mutually acceptable bank in form and substance reasonably satisfactory to STEAG, or such other form of security as may be reasonably acceptable to STEAG; provided, that the
                                                     --------
  obligation of Mattson to provide any such stand-by letter of credit or bank guarantee shall terminate at such time as Mattson obtains from the applicable third-party a full release of STEAG's obligations, in form and substance reasonably satisfactory to STEAG. To the extent that STEAG has not been released from any of the assumed obligations as a matter of law, whether due to the absence of a third party consent or otherwise, Mattson will indemnify STEAG in accordance with Section 9.1(c).".

          (b)  Schedule 2.3 is hereby deleted and replaced in its entirety by
Schedule 2.3A attached to this Amendment, and all references in the Agreement to
Schedule 2.3 shall be deemed to refer to such Schedule 2.3A.

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

     8.   Closing.  Section 2.4 of the Agreement is hereby amended by adding
          -------
immediately prior to the period in the first sentence thereof the following clause: "; provided, that the parties may elect to specify that the Closing will
           --------
be deemed to take place at the time which is both 24:00 hours on December 31, 2000 and 0:00 on January 1, 2001".

     9.   Allocation of Purchase Price.  Section 2.6 of the Agreement is hereby
          ----------------------------
amended by deleting the first sentence thereof and replacing it with the following sentence:

     "STEAG and Mattson agree to allocate the value of (i) the Newco Shares among the Foreign STEAG Subsidiaries, (ii) the U.S. Newco Shares among the U.S. STEAG Subsidiaries and (iii) the Mattson Shares among the Direct STEAG Subsidiaries, Newco and U.S. Newco for financial accounting and tax purposes in accordance with the percentages set forth on the allocation schedule attached as Schedule 2.6 attached hereto.",
                          ------------

by deleting in the second sentence thereof the words "Mattson Shares and Newco Shares" and replacing them with the words "Mattson Shares, Newco Shares and U.S. Newco Shares", and by deleting the words "Direct Subsidiary Shares" in the last sentence thereof and replacing them with the words "Foreign Subsidiary Shares".

     10.  Early Condition Satisfaction Date.  Section 2.8 of the Agreement is
          ---------------------------------
hereby amended by deleting from clause (i) of the introductory paragraph thereof the words: "prior to December 1, 2000," and by deleting from the end of the second to last paragraph thereof the words "January 1, 2001" and replacing them with the words "24:00/0:00 hours on December 31, 2000/January 1, 2001".

     11.  Post-Closing Adjustments.  Section 2.9 of the Agreement is hereby
          ------------------------
deleted and replaced in its entirety by the following:

     "2.9 Post-Closing Adjustments.  The following adjustments will be made
          ------------------------
  with regard to the profits and losses of the STEAG Subsidiaries following the
  Closing:

     (a) As promptly as practicable, but in no event more than 60 days following the Closing Date, Mattson shall prepare and deliver to STEAG (i) audited income statements of STEAG RTP Systems GmbH and STEAG MicroTech GmbH for the 10 months ended October 31, 2000 (the "October Income Statements"), and (ii) audited income statements of STEAG RTP Systems GmbH and STEAG MicroTech GmbH for the year ended December 31, 2000 (the "Year 2000 Income Statements" and, together with the October Income Statements, the "Closing Financial Statements"). The Closing Financial Statements shall be prepared in accordance with German GAAP (as defined in Section 3.5) applied on a basis consistent with the accounting principles used in preparation of the income statements for STEAG RTP Systems GmbH and STEAG MicroTech GmbH referred to in
  Section 3.5(a), except, in the
  case of the October Income Statements, for such differences as are appropriate for interim financial statements. The Closing Financial Statements shall be audited by PricewaterhouseCoopers ("PWC"), using procedures and methods consistent with past practice; provided that Mattson's auditors, Arthur
                                 --------
  Andersen ("AA"), shall be permitted to participate in such audits. STEAG will make available such STEAG employees who are reasonably necessary for the preparation of the Closing Financial Statements, using the books and records of the STEAG Subsidiaries, to assist Mattson in preparing the Closing Financial Statements.

     (b) Unless within 10 business days after its receipt of the Closing Financial Statements, STEAG delivers to Mattson a detailed written statement describing its objections to the October Income Statements or the Year 2000 Income Statements, such Closing Financial Statements shall be final and binding. If STEAG delivers such a written objection statement to Mattson, the parties and their respective auditors will use reasonable efforts to resolve any disputes, but if a final resolution is not reached within 20 business days after STEAG has submitted its objections, any remaining disputes will be resolved by an internationally recognized firm of independent certified public accountants (excluding PWC and AA) mutually selected by Mattson and STEAG or, if they are unable to agree, by PWC and AA (the "Reviewing Accountants"). The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable and, in any event, within 30 days after the dispute is submitted to them. The determination of the Reviewing Accountants will be final and binding. Mattson and STEAG will each pay one-half of the fees and expenses of the Reviewing Accountants. Mattson and STEAG shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 2.9, including by furnishing such information and access to such books, records (including accountants' work papers), personnel and properties as may be reasonably requested.

     (c) The parties agree that the estimated aggregate pre-tax profits for STEAG RTP Systems GmbH and STEAG MicroTech GmbH for the year ending December 31, 2000 are DM 30.7 million (the "Year 2000 Profit Estimate"), based on the assumptions that (i) the aggregate pre-tax profits for such companies for the 10 months ended October 31, 2000 were as set forth in Part A of Schedule 2.9, and (ii) the reserve adjustment set forth in Part B of Schedule 2.9 will be made in fiscal 2000 after October 31, 2000. If the actual aggregate pre-tax profits for STEAG RTP Systems GmbH and STEAG MicroTech GmbH for the 10 months ended October 31, 2000, as set forth in the October Income Statements, are greater than or less than the amount set forth in Part A of Schedule 2.9, then the Year 2000 Profit Estimate shall be adjusted up or down, as the case may be, by the amount of the difference. Any dispute as to the need for such an adjustment or the amount thereof shall be resolved in the manner provided in
  Section 2.9(b).

     (d) Within 5 business days after the Closing Financial Statements (and any adjustment to the Year 2000 Profit Estimate) become final, in accordance with the Profit Transfer Contracts (as defined in Section 3.5(c)), Mattson will cause each of

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

  STEAG RTP Systems GmbH and STEAG MicroTech GmbH to transfer its profit for fiscal year 2000 to STEAG. If the aggregate payments to STEAG pursuant to the preceding sentence are less than the Year 2000 Profit Estimate (as adjusted, if necessary), then, concurrently with the profit payments required by the preceding sentence, Mattson will make a cash payment, by wire transfer to an account designated in writing by STEAG, equal to the difference between such aggregate profit payments and the Year 2000 Profit Estimate. If the aggregate payments to STEAG pursuant to the first sentence of this paragraph are more than the Year 2000 Profit Estimate (as adjusted, if necessary), then, within 10 business days after receipt of such payments, STEAG will make a cash payment, by wire transfer to an account designated in writing by Mattson, equal to the difference between such aggregate profit payments and the Year 2000 Profit Estimate."

     For the avoidance of doubt, neither party shall be required to make any payment based on the aggregate cash balances of the combined STEAG Subsidiaries.

     12.  Transfer of U.S. STEAG Subsidiaries to U.S. Newco.  Section 2.10 of
          -------------------------------------------------
the Agreement is hereby deleted in its entirety.

     13.  Due Incorporation.  Section 3.1(b) of the Agreement is hereby amended
          -----------------
by deleting the last sentence thereof and replacing it with the following sentence:

  "At the Closing, (i) Mattson will receive good and valid title to shares or other units of capital stock representing one hundred percent (100%) of the equity ownership interest of U.S. Newco, Newco, and each Direct STEAG Subsidiary; (ii) U.S. Newco will hold good and valid title to each U.S. STEAG Subsidiary; and (iii) Newco will hold good and valid title to each Foreign STEAG Subsidiary, free and clear of any Encumbrances."

     14.  Non-Contravention/Consents and Approvals.  Subsection (iii) of Section
          ----------------------------------------
3.3(b) of the Agreement is hereby amended by deleting the words "Direct Subsidiary Shares" and replacing them with the words "Foreign Subsidiary Shares".

     15.  Conduct of Business of STEAG Subsidiaries following the STEAG Early
          -------------------------------------------------------------------
Condition Satisfaction Date.  A new Section 5.5 is hereby added to the
---------------------------
Agreement, the text of which shall be as follows:

     "5.5  Conduct of Business of STEAG Subsidiaries following the STEAG Early
           -------------------------------------------------------------------
  Condition Satisfaction Date.  During the period between the STEAG Early
  ---------------------------
  Condition Satisfaction Date and the Closing, STEAG shall use its reasonable efforts to cause the STEAG Subsidiaries to comply with policies, procedures and directives of the proposed management team designated by the Integration Committee (as defined in Section 6.3 of this Agreement). Notwithstanding the foregoing, neither STEAG, any STEAG Subsidiary nor any officer, director or employee of any STEAG Subsidiary shall be required to take any action pursuant to the preceding sentence if: (a) such action would breach, violate or conflict with any of STEAG's representations, warranties, covenants or obligations under any other provision of this Agreement or the transactions contemplated hereby; (b) such action would cause STEAG, any STEAG Subsidiary or any of their respective officers, directors or employees to violate any law, applicable regulation or binding agreement; (c) such action would require the consent of Mattson under Section 5.1 of this Agreement, unless such action has received the prior written consent of STEAG as well as Mattson (for the avoidance of doubt, but without limiting the foregoing, any action to close down any facility or business unit shall require such consent); or (d) such action would reasonably be expected to result in expense, loss or damage to STEAG or would otherwise adversely affect STEAG or any of its officers or directors (other than by reducing the profits or net assets of any of the STEAG Subsidiaries). Notwithstanding the previous sentence, the parties agree that, following the STEAG Early Condition Satisfaction Date, the proposed management team designated by the Integration Committee shall be permitted, without any further consent, to cause the STEAG Subsidiaries to (x) increase reserve amounts, (y) take asset write-offs and
  (z) make inventory valuation changes. Nothing contained in this Section 5.5 shall restrict or limit STEAG's right to receive such reports and information from the STEAG Subsidiaries as are customary or as otherwise requested by STEAG."

     16.  Stock Option Grants.  Section 6.11 of the Agreement is hereby amended
          -------------------
by adding after the last sentence thereof the following sentence:
"Nowithstanding the foregoing, Mattson shall not be required to grant options to employees of STEAG Subsidiaries in Japan, Korea or the United Kingdom to the extent such grants would violate applicable laws in such countries; provided,
                                                                    --------
that Mattson shall use its reasonable efforts to grant such options in compliance with applicable local law as soon as practicable following the closing; and provided,further, that upon such grants being made the respective
             -------- -------
vesting period for such grantee shall begin as of the Closing Date, notwithstanding the date of option grant."

     17.  STEAG Intercompany Indebtedness; Forward Contracts.  STEAG hereby
          --------------------------------------------------
represents and warrants that: (x) in accordance with Section 6.13(b) of the Agreement, as of June 30, 2000, STEAG caused all indebtedness of any of the STEAG Subsidiaries to STEAG or any of its affiliates (other than indebtedness of one STEAG Subsidiary to another, and other than Excluded Indebtedness), in aggregate principal amount of approximately $100,974,000, to be cancelled and converted to equity without any payment on the part of such STEAG Subsidiaries;
(y) subsequent to such cancellation of indebtedness STEAG extended additional loans to the STEAG Subsidiaries, the aggregate principal amount of which was approximately $21,726,906 as of November 30, 2000; and (z) as of November 30, 2000, the STEAG Subsidiaries had aggregate cash in an amount not less than $20 million. New subsections (c) and (d) are hereby added to Section 6.13 of the Agreement, the text of which shall be as follows:

     "(c)  Notwithstanding anything to the contrary in subsection (b) of this
  Section 6.13, in Section 5.1((h), or in any other provision of this Agreement,
  (i) from and after December 15, 2000, STEAG shall not be required to cancel any indebtedness of any STEAG Subsidiary to STEAG; (ii) STEAG will not loan any additional amounts to any STEAG Subsidiary following the date which is 10 days prior to the expected Closing Date without the prior written consent of Mattson; provided, that if the expected Closing Date is postponed, STEAG shall
           --------
  be entitled to loan additional amounts until the date which is 10 days prior to such later expected Closing Date; (iii) from and after December 15, 2000, STEAG will not cause or permit any STEAG Subsidiary to make any cash payments to STEAG (other than in respect of Excluded Indebtedness described in clauses
  (i), (iii) or (v) of the second sentence of Section 6.13(b)); and (iv) at the Closing, STEAG will accept as payment for all remaining indebtedness of the STEAG Subsidiaries to STEAG (other than Excluded Indebtedness) a secured promissory note from Mattson, or, at the request of Mattson, will assign all remaining indebtedness of the STEAG Subsidiaries to STEAG (other than Excluded Indebtedness) to a wholly owned subsidiary of Mattson (to be designated in a written notice from Mattson to STEAG at least 2 days prior to the Closing), and such assignment by STEAG will be made in exchange for a secured promissory note from Mattson. The secured promissory note referred to in the immediately preceding sentence will be equal in principal amount to the aggregate amount of intercompany indebtedness cancelled or assigned by STEAG (to be set forth in a notice from STEAG to Mattson at least 2 days prior to the Closing), and will be in the form of Exhibit F and secured by a stand-by letter of credit or bank guarantee from a mutually acceptable bank in form and substance reasonably satisfactory to STEAG (the "Mattson Secured Note").

     (d) Between December 15, 2000 and the Closing, STEAG will cancel all currency exchange rate forward contracts listed on Schedule 2.3, the cancellation of which, in the aggregate, would not result in a loss, as of the time of cancellation, to STEAG or any STEAG Subsidiary. For the avoidance of doubt, in determining which forward contracts to cancel pursuant to the preceding sentence, STEAG shall not be required to take into account any potential exchange rate gain or loss on the underlying accounts receivable. In accordance with Section 2.3 of this Agreement, Mattson will assume and become solely responsible for the guarantee obligations of STEAG under any forward contracts listed on Schedule 2.3 which are not so cancelled as of the Closing."

     18.    Actions of Directors of STEAG Subsidiaries. A new Section 6.19 is
            ------------------------------------------
hereby added to the Agreement, the text of which shall be as follows:

     "6.19  Actions of Directors of STEAG Subsidiaries.  Upon the availability
            ------------------------------------------
  of audited financial statements as of December 31, 2000, for the STEAG Subsidiaries other than Newco and U.S. Newco, Mattson will promptly review such financial statements. As soon as practicable after the review of such audited financial statements in the case of the STEAG Subsidiaries other than Newco and U.S. Newco, and not later than 30 days after the Closing in the case of Newco and U.S. Newco, except with respect to fraud or intentional violations of law, Mattson will approve, or cause the applicable holding company to approve, to the fullest extent permitted under applicable law, the prior actions of the officers and directors of the STEAG Subsidiaries in its capacity as sole shareholder of such subsidiaries. Except with the prior written consent of STEAG, Mattson further agrees not to, and to cause its applicable direct and indirect subsidiaries not to, commence or institute any claim, action or proceeding against any such officers and directors with respect to actions taken prior to the Closing by such persons in their capacity as officers or directors of any of the STEAG Subsidiaries (other than for fraud or intentional violations of law)."

     19.   Cooperation on Tax Matters. A new Section 6.20 is hereby added to the
           --------------------------
Agreement, the text of which shall be as follows:

     "6.20 Cooperation on Tax Matters.  Following the Closing, Mattson and STEAG
           --------------------------
  shall each promptly notify the other in writing upon receipt by STEAG, Mattson, any of their Affiliates or any of the STEAG Subsidiaries of written notice of any pending or threatened federal, state, local or foreign tax audits, claims for taxes or assessments that may affect the tax liabilities of any of the STEAG Subsidiaries with respect to any tax period ending on or before the Closing Date. Mattson will (a) provide STEAG with copies of all correspondence received from any tax authority with respect to such tax periods and (b) will consult with STEAG with respect to, and allow STEAG a reasonable opportunity to comment on, any response by Mattson or any STEAG Subsidiary. STEAG will assist Mattson and any STEAG Subsidiary with respect to any such matter and will cooperate with any request for information. Nothing contained in this Section 6.20 shall be deemed to create an obligation by STEAG to pay any Taxes on behalf of any STEAG Subsidiary. For a period of six years following the Closing Date, Mattson and STEAG will each provide to the other, upon request, access during normal business hours to all Tax records relating to the STEAG Subsidiaries."

     20.   Japanese Loan Guaranty.  A new Section 6.21 is hereby added to the
           ----------------------
Agreement, the text of which shall be as follows:

     "6.21 Japanese Loan Guaranty.  Each of Mattson and STEAG will use their
           ----------------------
  reasonable efforts to have STEAG released from its guarantee obligations under the (Yen)500,000,000 credit line from Westdeutsche Landesbank Girozentrale Tokyo Branch, Japan to STEAG Electronic Systems Japan Co., Ltd. (which obligations Mattson will assume pursuant to Section 2.3 of this Agreement). In the event that STEAG is not so released within 18 months after the Closing, Mattson will cause such credit line to be repaid or refinanced without any continuing obligation on the part of STEAG."

     21.   Insurance. A new Section 6.22 is hereby added to the Agreement, the
           ---------
text of which shall be as follows:

     "6.22 Insurance.  Regardless whether the Closing or the STEAG Early
           ---------
  Condition Satisfaction Date has occurred, as from January 1, 2001, Mattson shall provide or cause to be provided, at its own expense, insurance under Mattson's insurance policies listed on Schedule 6.22 hereto with respect to the STEAG Subsidiaries (other than the STEAG Subsidiaries located in Asia); provided, that
  --------

  Mattson will not be providing the following types of insurance: (a) environmental liability insurance; (b) legal expense insurance; (c) personal accident insurance; (d) travel insurance abroad; (e) automobile insurance; (f) luggage insurance; and (g) director and officer insurance. Until the Closing Date, such insurance policies shall name STEAG as an additional insured party. In the event this Agreement is thereafter terminated, Mattson shall continue such insurance coverage until the earlier of (a) the date STEAG obtains replacement insurance coverage or (b) 60 days following the date of termination, following which STEAG shall reimburse Mattson for its allocated share of Mattson's insurance costs with respect to the STEAG Subsidiaries."

     22.    Transition Services Agreements. A new Section 6.23 is hereby added
            ------------------------------
to the Agreement, the text of which shall be as follows:

     "6.23. Transition Services Agreement.  The parties agree that the
            -----------------------------
  Transition Services Agreements to be executed and delivered at the Closing, including the supply agreement between STEAG MicroTech GmbH and STEAG Electronic Systems spol. s r.o. shall be true and correct German language translations of substantially the English language forms initialed and dated by STEAG and Mattson on December 15, 2000."

     23.    Conditions to Each Party's Obligations. Section 7.1(f) of the
            --------------------------------------
Agreement is hereby amended by deleting all of the language following the comma and replacing it with the following: "of the outstanding Foreign Subsidiary Shares".

     24.    Conditions to Obligations of STEAG. A new subsection (l) is hereby
            ----------------------------------
added to Section 7.3 of the Agreement, the text of which shall be as follows:

     "(1)   Mattson Secured Note; Security for Assumed Guarantee.  STEAG shall
            ----------------------------------------------------
  receive at the Closing (i) the Mattson Secured Note referred to in Section 6.13(c), (ii) the stand-by letter of credit or bank guarantee securing the Mattson Secured Note, and (iii) the stand-by letter(s) of credit or bank guarantee(s) securing Mattson's obligations with respect to forward contracts and the (Yen) 500,000,000 credit line pursuant to Section 2.3."

     25.    Termination. Section 8.1(j) of the Agreement is hereby deleted in
            -----------
its entirety.

     26.    Indemnification. A new subsection (c) is hereby added to Section 9.1
            ---------------
of the Agreement, the text of which shall be as follows:

     "(c)   Mattson shall indemnify and hold harmless the STEAG Indemnified
  Persons from and against all Damages arising out of (i) the failure of STEAG RTP Systems GmbH and STEAG MicroTech GmbH to discharge after the Closing their obligations to third parties to the extent of any obligation of STEAG under
  (S)303 AktG (German Stock Corporation Act), as a result of the termination of the Profit Transfer Contracts, to guarantee such obligations up until the date of publication or deemed publication of the registration of the termination of the Profit Transfer Contracts with the German Commercial Register, and (ii) the obligations assumed by Mattson pursuant to Section 2.3 of this Agreement."

     27.  Notices. The address for copies of notices to STEAG under Section
          -------
10.1(b) of the Agreement is hereby deleted and replaced by the following:

  "Skadden, Arps, Slate, Meagher & Flom LLP
  525 University Avenue
  Palo Alto, CA 94301
  Attention: Marc R. Packer
  Fax:  (650) 470-4570
  Tel:  (650) 470-4500"

     28.  Expenses. Section 10.8 of the Agreement is hereby amended by adding
          --------
after the second sentence thereof the following:

  "In order to implement the preceding sentence, within 60 days following the Closing, STEAG will deliver to Mattson an accounting of all costs and expenses incurred by STEAG in connection with this Agreement and the transactions contemplated hereby, including legal, accounting and investment banking fees, together with true and complete copies of all invoices relating to such costs and expenses. None of such costs or expenses have been paid by or allocated to the STEAG Subsidiaries prior to the Closing. Mattson will, or will cause one or more of the STEAG Subsidiaries to, reimburse STEAG for 50% of the aggregate costs and expenses shown on such accounting within 10 days of Mattson's receipt of such accounting."

     29.  German Counterpart Amendment. As soon as practicable after the date of
          ----------------------------
this Amendment, and in any event prior to the Closing, Mattson and STEAG shall execute and deliver an amendment to the German law-governed version of the Agreement, in such form as may be necessary or appropriate to effectuate the purposes of this Amendment and is otherwise mutually acceptable to Mattson and STEAG, which document shall be notarized in accordance with German law or as otherwise agreed among the parties.

     30.  General Provisions. (a) Except as expressly amended or modified by
          ------------------
this Amendment, the Agreement remains in full force and effect.

     (b) This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (c) In the event that any provision of this Amendment, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Amendment will continue in full force and effect nd the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of such void or unenforceable provision.

     (This page intentionally left blank.)

          IN WITNESS WHEREOF, STEAG and Mattson have caused this Amendment to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

     STEAG ELECTRONIC SYSTEMS AG


     By: /S/ ppa Lockowandt
         -------------------------
         Dr. Peter Lockowandt
         General Counsel


     By: /S/ R. Thaler
         -------------------------
         Dr. Rolf Thaler
         Chief Financial Officer


     MATTSON TECHNOLOGY, INC.


     By: /S/ Brad Mattson
         -------------------------
         Brad Mattson, Chairman
         and Chief Executive Officer

                                                                     [Exhibit F]

                            SECURED PROMISSORY NOTE

U.S. $__________________                  Place of Issuance: Fremont, California
                                              Date of Issuance: January __, 2001

     FOR VALUE RECEIVED, Mattson Technology, Inc., a Delaware corporation (the "Company"), hereby promises and covenants to pay to the order of STEAG Electronic Systems AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (the "Holder") the principal sum of

______________________________________________  Dollars
($_______________________) (the "Principal Amount") in lawful money of the United States, together with accrued and unpaid interest from the date of issuance hereof on the unpaid Principal Amount of this Note from time to time outstanding at the "Interest Rate" (as hereinafter defined), which the Company also promises and covenants to pay the Holder, as follows:

1.   Time and Place of Payment.  The unpaid Principal Amount, together with all
     -------------------------
accrued and unpaid interest, shall be due and payable on July _____, 2001 (the "Maturity Date"). All payments due hereunder shall be made by wire transfer of immediately available funds to the following account, or to such other account or in such other manner as the Holder may designate in writing:

     TO:                               [   ]
     ROUTING & TRANSIT #:              [   ]
     FOR CREDIT OF:                    STEAG Electronics Systems AG
     CREDIT ACCOUNT #:                 [   ]
     BY ORDER OF:                      [NAME OF SENDER]

2.  Application of Payments.  Payments received on this Note shall be applied
    -----------------------
to payment of, in the following order: (i) costs and expenses of enforcing this Note following an Event of Default, (ii) accrued and unpaid interest and (iii) the remaining Principal Amount.

3.  Prepayments.  The Company may prepay all or any portion of the accrued and
    -----------
unpaid interest, the outstanding Principal Amount and any other amounts due under this Note, prior to the Maturity Date, at any time and from time to time, without penalty and without prior notice to the Holder. Any prepayments shall be applied as set forth in Section 2.

4.  Interest Rate.  The unpaid Principal Amount from time to time shall bear
    -------------
interest at the rate of six percent (6%) per annum (the "Interest Rate"), and shall be computed on the basis of a 360-day year. Interest shall accrue beginning on the date of issuance hereof.

5.  Letter of Credit.  This Note and the obligations of the Company hereunder
    ----------------
are secured by an irrevocable letter of credit or bank guarantee issued by [Silicon Valley Bank] (the "Letter of Credit") dated ________________, a copy of which is attached hereto as Exhibit A.
                            ---------

6.  Transfer.  This Note shall be negotiable and may be transferred by the
    --------
Holder in whole or in part, at any time and from time to time, subject to the terms and conditions of the Letter of Credit and upon the concurrent transfer of Letter of Credit to secure the obligations of the transferee. Upon any such transfer, a new Note or Notes will be issued to the transferee in exchange therefor.

7.  Events of Default.  The following shall constitute "Events of Default"
    -----------------
hereunder:

     (a) the Company shall have failed to pay the Principal Amount of, or any interest on, this Note when due; or

     (b) the Company shall file a voluntary petition for relief under the United States Bankruptcy Code, as amended from time to time, or any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the Company shall be adjudicated insolvent or bankrupt by a decree of a court of competent jurisdiction; or the Company shall petition or apply for or acquiesce in, or consent to the appointment of, any receiver or trustee of the Company or for all or any part of the property of the Company; or the Company shall make an assignment for the benefit of creditors; or the Company shall admit in writing its inability to pay its debts as they mature; or

     (c) there shall be filed against the Company any involuntary petition for relief under the United States Bankruptcy Code, as amended from time to time, or there shall be commenced against the Company any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, and such petition or any such proceeding shall remain undismissed for a period of 60 days or the Company by any act indicates its consent to, approval of, or acquiescence in, such petition or any such proceeding; or a receiver or trustee shall be appointed for the Company or for all or a substantial part of the property of the Company and any such receivership or trusteeship shall remain undischarged for a period of 60 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company and the same shall not be dismissed or bonded within 60 days after levy; or

     (d) the Letter of Credit shall, in whole or in part, terminate, be modified, cease to be effective or cease to be a legally valid, binding and enforceable obligation of the issuing bank.

     Upon the occurrence of an Event of Default, the Holder shall have the right to declare the entire unpaid Principal Amount of this Note, together with accrued but unpaid interest and the costs and expenses of enforcing this Note, due and payable and such Principal Amount, interest, costs and expenses may be collected forthwith, regardless of the stipulated date of maturity, and the Holder may exercise any and all other rights and remedies available to it under applicable law.

     The Company shall give prompt written notice of the occurrence of an Event of Default to the Holder at the address set forth in Section 10.1 of the SBCA or such other address as the Holder may, from time to time, notify the Company in writing.

8.  No Right of Set-Off.  The obligation of the Company to pay the Holder the
    -------------------
Principal Amount, all the interest that accrues thereon and all other amounts due under this Note shall be absolute and unconditional and the rights of the Holder shall not be subject to any defense, set-off, counterclaim or recoupment, including, without limitation, by reason of any obligation, indebtedness or liability at any time owing by Holder to Company.

9.  Combination Agreement.  This Note is given pursuant to Section 6.13 (c) of
    ---------------------
the Strategic Business Combination Agreement, dated as of June 27, 2000, between the Holder and the Company, as amended by the Amendment to Strategic Business Combination Agreement, dated as of December 15, 2000 (the "SBCA"). In the event of any conflict between the SBCA and the terms of this Note, the terms of the SBCA shall be controlling.

10.  General.
     -------

     (a)  Headings.  The headings used in this Note are for reference purposes
          --------
only and shall not constitute a part hereof or affect the meaning or interpretation of this Note.

     (b)  Time is of the Essence.  Time is of the essence of this Note.  In the
          ----------------------
event this Note, or any part thereof, is not paid when due, the Company agrees to pay all costs of collection including, but not limited to, attorneys' fees and expenses.

     (c)  Presentment; Failure to Accelerate.  Presentment for payment, demand,
          ----------------------------------
protest and notice of demand, protest and non-payment, and all other notices are hereby waived by the Company. No failure to accelerate the debt evidenced hereby by reason of default hereunder or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of the Holder thereafter to insist upon strict compliance with the terms of this Note or (ii) to prevent the exercise of such right of acceleration or any other right or remedy granted hereunder or by applicable laws; and the Company hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

     (d)  Extension of Time.  No extension of the time for the payment of this
          -----------------
Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change, or affect the original liability of the Company under this Note, either in whole or in part unless the Holder agrees otherwise in writing.

     (e)  Amendments to be Written.  This Note may not be changed orally, but
          ------------------------
only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

     (f)  No Benefit of Statute of Limitations, Moratorium.  To the extent
          ------------------------------------------------
permitted by law, the Company hereby waives and renounces for itself, its successors, and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement exemption, and homestead now provided, or which may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.

     (g)  Governing Law.  This Note, upon acceptance by the Holder, shall
          -------------
constitute a contract under and shall be construed and enforceable in all respects in accordance with the laws of the [State of Delaware], without regard to principles of conflicts or choice of law thereof or of any other jurisdiction.

     (h)  Notice.  All notices and other communications required hereunder
          ------
shall be delivered to the Holder and the Company in accordance with Section 10.1 of the Agreement.

     (i)  Invalid Provisions.  If any term or provision of this Note shall be
          ------------------
held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

     (j)  "Company"; "Holder".  As used herein, the terms "Company" and "Holder"
          -------------------
shall be deemed to include their respective successors, legal representatives and assigns whether by voluntary action of the parties or by operation of law.

     IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer as of the day and year first above written.


                                   MATTSON TECHNOLOGY, INC.


                                   By: ____________________________________
                                   Name: __________________________________
                                   Title: _________________________________



                                       6